SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 22, 2019

IONIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

2855 Gazelle Court
Carlsbad, CA 92010
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Dr. Brett Monia to Board of Directors

On March 22, 2019, the Board of Directors (the “Board”) of Ionis Pharmaceuticals, Inc. (the “Company”) increased the size of the Board from ten directors to eleven directors and appointed Brett Monia, Ph.D, the Company’s Chief Operating Officer, to the Board to fill the resulting vacancy.  Dr. Monia will serve on the Board’s Agenda Committee, effective immediately.

Since the beginning of the Company’s last fiscal year through the present, there have been no related person transactions between Dr. Monia and the Company, and there are currently no proposed related person transactions between Dr. Monia and the Company, within the meaning of Item 404(a) of Regulation S-K.  There are no arrangements or understandings between Dr. Monia and any other persons pursuant to which Dr. Monia was appointed as a director of the Company.

A copy of the press release announcing the appointment of Dr. Monia is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(e)	Amended and Restated Advisory Services Agreement between the Company and B. Lynne Parshall

As the Company previously reported on its Current Report on Form 8-K filed on January 16, 2018, B. Lynne Parshall, who was with the Company for 27 years and was the Company’s former Chief Operating Officer, became a Senior Strategic Advisor to the Company effective January 2018.  The Company and Ms. Parshall entered into a Strategic Advisory Services Agreement on January 15, 2018 to reflect her new role (the “Advisory Services Agreement”). In 2018, Ms. Parshall performed significantly more services than originally expected. The Company thus agreed, with the approval of the Compensation Committee, to increase the amount of fees to be paid to Ms. Parshall commensurate with the amount of additional work performed and agreed that Ms. Parshall would be eligible for a bonus with a target of 30% of her fees with a personal performance factor and final bonus amount to be approved by the Compensation Committee.

On March 22, 2019, the Company and Ms. Parshall entered into an amendment and restatement of the Advisory Services Agreement (the “Amended and Restated Advisory Services Agreement”).  Pursuant to the Amended and Restated Advisory Services Agreement, Ms. Parshall will receive compensation of $500,000 for services we expect Ms. Parshall to provide in the fiscal year ending December 31, 2019, which amount may be increased (but will not exceed $750,000 for the year) if Ms. Parshall renders more services than currently expected.  In addition, at the conclusion of each fiscal year, Ms. Parshall will be eligible for a bonus with a target of 35% of her fees with a personal performance factor to be approved by the Compensation Committee.  Payment for services after 2019 will be set by mutual written agreement between the Company and Ms. Parshall.

Ms. Parshall will continue to serve on the board of directors of the Company and Akcea Therapeutics, Inc. (“Akcea”).  Ms. Parshall will receive for her board service the same compensation as the Company and Akcea provide their other nonemployee directors.  If in the future Ms. Parshall ends her board of director service for the Company, for 18 months following such date, the Company will pay Ms. Parshall’s COBRA premium payments, or if COBRA is not available, an amount equal to the cost of comparable health insurance coverage.  The Amended and Restated Advisory Services Agreement will continue until terminated by the Company or Ms. Parshall upon 120 days’ advance written notice.

The foregoing summary of the Amended and Restated Advisory Services Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Advisory Services Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(e)	Amendment and Restatement of Employee Stock Purchase Plan

On March 22, 2019, the Board adopted and approved an amendment and restatement of the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) to extend the ESPP so that it will terminate on March 21, 2029.  No additional shares were added to the ESPP.

The foregoing description of the amended and restated ESPP does not purport to be complete and is qualified in its entirety by reference to the amended and restated ESPP, a copy of which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Advisory Services Agreement dated March 22, 2019
10.2	Ionis Pharmaceuticals, Inc. Amended and Restated 2000 Employee Stock Purchase Plan
99.1	Press Release dated March 25, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ionis Pharmaceuticals, Inc

Dated: March 26, 2019	By:	/s/ Patrick R. O’Neil
Patrick R. O’Neil
Senior Vice President, Legal, General Counsel and Chief Compliance Officer